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                                                                     EXHIBIT 2.2

                            SHARE PURCHASE AGREEMENT




BETWEEN:

Metamor Worldwide, Inc., a company incorporated in the state of Delaware, United States, with 32,408,448 shares of common stock, par value $ 0.01 per share, outstanding on December 31, 1998, having its registered offices at 4400 Post Oak Parkway, Suite 1100, Houston Texas 77027, United States, represented by Peter T. Dameris acting in his capacity as Senior Vice President, General Counsel and Secretary, duly authorized for the purposes hereof (the "Purchaser"),


                                                               ON THE FIRST HAND


AND:

Mr. Jacques Mottard;
Ms. Aurelie Mottard;
Mr. Nicolas Mottard;
Mr. Antoine Mottard; and
Mr. Guillaume Mottard,
all French citizens residing at 1 rue Carnot, Saint Cyr au Mont d'Or (69450), (collectively referred to as the "Seller" or the "Sellers"), acting jointly and severally (solidairement) and represented by Mr. Jacques Mottard pursuant to the terms of a power of attorney and letters appended in ANNEX A hereto,


                                                              ON THE SECOND HAND


WHEREAS:



A. The Sellers own as beneficial owners (nu-proprietaires) and/or in usufruct (usufruitiers) 345,976 shares representing 11.48% of the share capital giving access to 22.9% of the voting rights of Decan Groupe (referred to as the "Shares"), a French societe anonyme, having its registered offices at Saint Didier au Mont d'Or (69370), 6 rue Claude Chappe, France, with a share capital of FRF 30,134,800 divided into 3,013,480 shares of FRF 10 each, listed on the Paris Stock Exchange Secondary Market (Second Marche) and registered with the Lyon Registry of Commerce and Companies under n(degree) B 379 925 969 (the "Company")




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         The interest in the Shares are allocated between the Sellers as follows:

         (1) Mr. Jacques Mottard:   285,688 wholly owned Shares;
                                    60,000 Shares in usufruct ;
         (2) Ms. Aurelie Mottard:   288 wholly owned shares;
                                    15,000 shares as beneficial owner;

             Mr. Nicolas Mottard: 15,000 shares as beneficial owner; Mr. Antoine Mottard: 15,000 shares as beneficial owner; Mr. Guillaume Mottard: 15,000 shares as beneficial owner;


B. The Purchaser desires to acquire from the Seller (and the Seller desires to sell to the Purchaser) the Shares on the terms and conditions set forth herein. In accordance with the Reglement General du Conseil des Marches Financiers, the Purchaser will have, following the acquisition of the Shares pursuant to this Agreement and of other shares held by one other shareholder pursuant to one other agreement executed simultaneously with this Agreement, to offer to buy any remaining shares or other equity-securities held by minority shareholders through a public tender offer (offre publique d'achat).


NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:


Article 1 - Purchase and Sale - Price

1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from the Seller, the Shares with all rights attached and accruing thereto (it being understood that double voting rights attached to the shares will not benefit to the Purchaser).

1.2 Purchase Price. The global purchase price for the Shares (the "Purchase Price") is equal to EURO 13,839,040 (thirteen million eight hundred and thirty-nine thousand forty) i.e., EURO 40 (forty) per share.

         The Purchase Price shall be paid in the following way:

         (i) a cash payment of EURO 8,303,424 (eight million three hundred and three thousand four hundred and twenty four) hereafter the "Cash Payment".

                  The Cash Payment shall be paid by the Purchaser to the Seller in EURO by no later than 3 p.m. (Paris Time) on February 5, 1999 (the "Completion Date") by way of direct transfer to the temporary account opened in the name of the Seller with Banque Lazard Freres et Cie in Paris with simultaneous instructions to the latter to transfer immediately such Purchase Price in same day funds by money wire transfer to the bank account n(degree) 408 849/15, opened with the Banque Nationale de Paris-Lyon Agence Centrale, 39 rue Grenette, 69002 Lyon; and

         (ii) For Mr. Jacques Mottard only, 233,321 (two hundred and thirty-three thousand three hundred and twenty-one) newly issued unregistered shares of Metamor


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                  Worldwide, Inc. common stock with a par value of US$ 0.01 (the
                  "Metamor Shares") representing as of the date of execution hereof a cash equivalent of EURO 5,535,616 (five million five hundred and thirty-five thousand six hundred and sixteen) based solely upon the Average Trading Price, as defined below. The number of Metamor Shares issued to the benefit of the Seller being determined as the equivalent in US dollars of EURO5,535,616 (five million five hundred and thirty five thousand six hundred and sixteen) valued at the average closing price of the Metamor Worldwide, Inc. common stock on the NASDAQ National Market for the fifteen (15) Business Days (i.e. days securities markets are open for trading in the United States) prior to the five (5) Business Days prior to the date of execution hereof (the "Average Trading Price"), the EURO/US dollar exchange of EURO 0.8839 for US$ 1.

                  The Metamor Shares will be fully paid-up, and they will not be subject to any third party rights of any nature, any liens, pledges or attachment of any kind, and there will be no obstacles or hindrances of any sort, whether contractual, statutory, legal or judicial, at the exception of the limitation described in article 1.2.(ii) above and article 2 below, preventing their transfer, with all the rights relating thereto.

                  On the date of execution hereof, there are no other Metamor shares listed on the NASDAQ National Market than the common shares, with the exception of non-voting Class B shares. The Metamor Shares shall then be entitled to receive identical dividends as other Metamor common stock and carry a number of voting rights proportional to the common capital quota they represent.


Article 2 - Covenants of the Seller and the Purchaser

2.1. The Metamor Shares attributed to Mr. Jacques Mottard shall be divided into two different blocks, the "Block 1 Metamor Shares" and the "Block 2 Metamor Shares". Each block of Metamor Shares will represent 50% of the Metamor Shares.

2.2.              Lock-up Period

2.2.1. In consideration of the issuance of both Block 1 and Block 2 Metamor Shares, during a period of twenty-four (24) months commencing on the date of execution hereof (the "Lock-up Period"), Mr. Jacques Mottard shall not, directly or indirectly, sell, contract to sell, grant any option to purchase, pledge, encumber or otherwise transfer or dispose of any interest (collectively "Transfer") in any of the Block 1 and Block 2 Metamor Shares;

                  During the Lock-Up Period, Mr. Jacques Mottard will be entitled to receive any dividends paid by Metamor Worldwide, Inc. as regards the Metamor Shares.

2.2.2.            As an exception to paragraph 2.2.1. above

                  (i) twelve (12) months after the beginning of the Lock-Up Period, Mr. Jacques Mottard shall be entitled to Transfer a maximum of 50% of the Block 1 Metamor Shares;


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                  (ii)     eighteen (18) months after the beginning of the
                           Lock-Up Period, Mr. Jacques Mottard shall be entitled to Transfer up to an additional 25% of the Block 1 Metamor Shares


2.3. The Lock-Up Period shall be automatically terminated in the event of:

              (i) a tender offer on the Metamor stock as soon as such offer is declared unconditional;

              (ii) Mr. Jacques Mottard ceasing to be employed by the Metamor Group as a consequence of his dismissal ("licenciement") by the Metamor Group.

              The Seller hereby agrees that the Purchaser will cause the certificates representing the Metamor Shares to be issued with a legend restricting the Transfer of such shares until after the expiration of the Lock-up Period.


Article 3 - Completion Matters

All the completion matters referred to here below will be performed simultaneously on the Completion Date:

3.1      The Seller shall deliver to the Purchaser or to his designated agent:

         (a) 7 duly executed share transfer forms (ordres de mouvement) in the name of the Purchaser providing for the transfer to the Purchaser of the Shares, in the following manner:

                  - a Share transfer form Mr. Jacques Mottard to the Purchaser relating to 285,688 shares

                  - a Share transfer form from Mr. Jacques Mottard to the Purchaser, relating 60,000 shares owned in usufruct;

                  - two Share transfer forms from Ms. Aurelie Mottard to the Purchaser, relating to (i) 288 wholly owned shares and (ii) 15,000 shares owned as beneficial owner;

                  - a Share transfer form from Mr. Nicolas Mottard to the Purchaser, relating to 15,000 shares owned as beneficial owner;

                  - a Share transfer form from Mr. Antoine Mottard to the Purchaser, relating to 15,000 shares owned as beneficial owner;

                  - a Share transfer form from Mr. Guillaume Mottard to the Purchaser, relating to 15,000 shares owned as beneficial owner.

         It is expressly specified that the transfer of the Shares to the Purchaser shall be completed in compliance with the Reglement General du Conseil des Marches Financiers;


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         (b)      a written confirmation from the financial institution in
                  charge of registering any transfers of shares of the Company (etablissement teneur de comptes) that the transfer of the Shares has been completed and is enforceable against the Company and third parties;

         (c) the share certificate with respect to the Block 2 Metamor Shares granted as a security for the reimbursement of the promissory note executed at the date hereof.

3.2.     the Purchaser shall deliver to the Seller or to its designated agent:

         (a) satisfactory evidence from Banque Lazard Freres et Cie as to the payment by the Purchaser of the Cash Payment to the temporary account of the Seller and the subsequent money wire transfer to the bank account of the Seller with Banque Nationale de Paris referred to above;

         (b) 4 share certificates with respect to the different categories of Metamor Shares;

         (c) Evidence of transfer by the Purchaser of funds under the promissory note executed on the date hereof;

         (d) a certified copy of a resolution of the board of Directors of the Purchaser approving the purchase of the Shares from the Seller.

         It is agreed between the parties that Mr. Jacques Mottard has been appointed by the Sellers to take care of the allocation of the Purchase Price between the Sellers.

3.3      The Seller and the Purchaser shall enter into:

         (a)      an employment agreement;

         (b)      a non-competition agreement;

         (c)      a promissory note and a stock pledge agreement.


Article 4 - Representations of the Seller and the Purchaser

4.1      The Seller represents and acknowledges as follows:

         (a)      the Seller is the registered owner of the Shares;

         (b) the Seller has a full, unfettered legal right and authority to enter into and perform its obligations under this Agreement, to sell and transfer the Shares to the Purchaser and to enter into and perform all agreements contemplated herein;

         (c) As at December 31, 1998 the authorized share capital of the Company consists of 3,013,480 shares of FRF 10 par value. The Shares constitute 11.48% of the issued and outstanding capital stock of the Company. None of the Shares were issued or


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                  will be transferred under this Agreement in violation of any preemptive or preferential rights of any person or entity.

         (d) the Shares were validly issued, are fully paid-up, and they are not subject to any third party rights of any nature, any liens, pledges or attachment of any kind, and there are no obstacles or hindrances of any sort, whether contractual, statutory, legal or judicial, preventing their transfer, with all the rights relating thereto;

         (e) The annual report of the Company for the fiscal year 1997-1998 is true, clear and accurate, and fairly reflects the assets and liabilities, financial position and earnings of the Company and its subsidiaries. Such annual report was drafted by the Seller with fully knowledge of the situation of the Company and its subsidiaries.

4.2               The Purchaser represents and acknowledges as follows:

         (a) the Purchaser is duly incorporated under the laws of the State of Delaware, United States and is validly in existence and in good standing under such laws;

         (b) the Purchaser has a full, unfettered legal right and authority to enter into and perform its obligations under this Agreement and to enter into and perform all agreements contemplated herein;

         (c) the execution, delivery and performance of this Agreement and all other documents contemplated by this Agreement to be delivered by the Purchaser have been duly and validly authorized by the Purchaser's Board meeting held on January 28, 1999;

         (d) in accordance with the provisions of the Reglement General du Conseil des Marches Financiers, the Purchaser undertakes to request on the date of execution hereof from the Conseil des Marches Financiers the authorization to initiate a public tender offer (offre publique d'achat) and in this respect to comply with any and all regulations issued by the French and U.S. stock exchange authorities;

         (e) the Metamor Shares are fully paid-up, and they are not subject to any third party rights of any nature, any liens, pledges or attachment of any kind, and there are no obstacles or hindrances of any sort, whether contractual, statutory, legal or judicial, at the exception of the limitation described in articles 1.2. and 2 above, preventing their transfer, with all the rights relating thereto.


Article 5 - Assignment

The Seller is not authorized to assign the benefit of any provision of this Agreement and the agreements contemplated herein to any third party without the prior written consent of the Purchaser.

The Purchaser is authorized to assign any and all rights under this Agreement and the agreements contemplated herein, to an Affiliate of the Purchaser which the Purchaser may at all times substitute. For the purpose of this Agreement,
(i) a company shall be deemed an "Affiliate" of


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another if the first is Controlled by the second or if both are Controlled by the same other company, and (ii) Control(led) shall mean, with respect to any company, the direct or indirect ownership over shares of such company carrying at least 50% plus one (1) of the voting rights attached to all shares of such company at such company's shareholders' meeting.


Article 6 - Announcements

Except as may be required by applicable law, the parties shall not, and shall not permit any employee, affiliate, adviser or agent to, make or release any unilateral announcement with respect to this Agreement, the contents hereof or the transactions contemplated hereby. In particular, the parties may release any press release or make any public disclosure regarding the existence of this Agreement, the contents hereof or the transactions contemplated herein, only with the prior approval of all the parties.

The parties will agree on the time, method and contents of any public announcement regarding the transactions contemplated herein. Notwithstanding the above, the Company being subject to the rules applicable to listed companies the shares of which are traded on the Paris Stock Exchange, the parties or the Company may, as such, be required to make from time to time certain mandatory filings or announcements in relation to the transactions contemplated herein. In such a case, the parties shall use their best efforts to coordinate prior to making any such filing or announcement.


Article 7 - Miscellaneous

7.1      Notices

         Any notice, request, demand or other communication given or made with reference to this Agreement shall be delivered by hand, by fax (with a copy mailed the same day or the next business day by registered mail, return receipt requested) or certified or registered mail, postage prepaid, return receipt requested, and shall be deemed given (i) if delivered by hand, when so delivered, as evidenced by receipt; (ii) if faxed (with mailing of a copy thereof) on the next business day following the day the fax is sent (the date of the fax transmittal sheet being evidence of the date of sending); or (iii) if mailed by registered mail, five (5) business days after mailing.

         If to the Sellers, to:           Mr. Jacques Mottard
                                          1, rue Carnot
                                          69450 Saint Cyr au Mont d'Or


         If to the Purchaser, to:         Metamor Worldwide, Inc.
                                          4400 Post Oak Parkway, Suite 1100
                                          Houston Texas 77027, USA
                                          Attention of Peter T. Dameris
                                          Fax n(degree) (713) 627 1059


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         Any party hereto may, by notice in writing served as set forth above, designate a different address or a different or additional person to whom such notices or communication are hereafter to be sent.


7.2      Severability - Amendment - Absence of Waiver

         (a) If any provision herein, or the application thereof to any circumstance of this Agreement, is held to be unenforceable, invalid or illegal by any court, arbitration tribunal, governmental agency or regulatory body of competent jurisdiction, such provision shall be deemed deleted from this Agreement or not applicable to such circumstance, as the case may be, and the remainder of this Agreement shall not be affected or impaired thereby and the parties shall negotiate in good faith to replace the offending provision by another enforceable, valid and legal provision that has the same or the most similar economic effect on the transaction contemplated hereby.

         (b) No amendments or modifications to this Agreement, or waiver of its terms, shall be valid unless in writing signed by each of the parties hereto.

         (c) No delay in the exercise by any party hereto of its rights hereunder shall be deemed a waiver of such rights. No waiver by any party hereto of any breach of any covenant, agreement, representation or warranty hereunder shall be deemed a waiver of any preceding or succeeding breach of the same or of any other covenant, agreement, representation or warranty.

7.3      Governing Law - Dispute Resolution

         This Agreement shall be construed and enforced in all respects and exclusively under the laws of France.

         Any dispute arising from or relating to this Agreement and its Appendices shall be submitted to the competent Paris Courts.

         However, matters concerning the issuance of the Metamor Shares and the ownership of the Metamor Shares by the Seller shall be submitted to the applicable laws and regulations of the United States of America.

7.4      Single Agreement

         This Agreement (including the Appendices hereto) expresses the entire Agreement and understanding of the parties with respect to the matters set forth herein and supersedes all prior agreements, negotiations, drafts and understandings among the parties hereto pertaining to the subject hereof.

         All Appendices are hereby incorporated herein by reference.


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7.5      Expenses

         The parties shall bear their own costs and expenses incurred in connection with the preparation and negotiation of this Agreement and any other agreement or transaction herein contemplated.

7.6      Language

         This Agreement has been executed by the parties in English. In the event a French translation is produced for information purposes only, the parties agree that the English version shall constitute the only binding version of this Agreement.


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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in two separate originals, on February 4, 1999.





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